                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  KETEMA, INC.


                                      AND


                                API KETEMA INC.



                                 APRIL 1, 1996

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
ARTICLE I.
         Purchase and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 1.1      Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 1.2      Assets to be Transferred  . . . . . . . . . . . . . . . . . . . . .     1
                          (a)     Tangible Assets . . . . . . . . . . . . . . . . . . . . . .     1
                          (b)     Intangible Assets . . . . . . . . . . . . . . . . . . . . .     1
                          (c)     Accounts Receivable . . . . . . . . . . . . . . . . . . . .     2
                          (d)     Inventory . . . . . . . . . . . . . . . . . . . . . . . . .     2
                          (e)     Contracts . . . . . . . . . . . . . . . . . . . . . . . . .     2
                          (f)     Cash and Cash Equivalents . . . . . . . . . . . . . . . . .     2
                          (g)     Real Property . . . . . . . . . . . . . . . . . . . . . . .     2
                 1.3      Liabilities to be Assumed . . . . . . . . . . . . . . . . . . . . .     2
                 1.4      Consideration to be Paid by Buyer . . . . . . . . . . . . . . . . .     4
                          (a)       . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                          (b)     Payment of Estimated Purchase Price.  . . . . . . . . . . .     4
                          (c)     Amounts Held in Escrow  . . . . . . . . . . . . . . . . . .     4
                 1.5      Intentionally Deleted . . . . . . . . . . . . . . . . . . . . . . .     4
                 1.6      Final Calculation of the Purchase Price . . . . . . . . . . . . . .     4
                          (a)     Purchase Price Adjustment . . . . . . . . . . . . . . . . .     4
                          (b)     Preparation of Closing Balance Sheet  . . . . . . . . . . .     5
                 1.7      Assignment and Assumption of Liabilities  . . . . . . . . . . . . .     6
                 1.8      Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . .     6
                 1.9      Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
                 1.10     Nonassignable Contracts . . . . . . . . . . . . . . . . . . . . . .     9

ARTICLE II.
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
                 2.1      Representations and Warranties of Seller  . . . . . . . . . . . . .     9
                          (a)     Corporate Standing and Authority; Binding Agreement . . . .     9
                          (b)     Stock Ownership . . . . . . . . . . . . . . . . . . . . . .    10
                          (c)     Employees . . . . . . . . . . . . . . . . . . . . . . . . .    10
                          (d)     Absence of Conflicting Agreements or Required Consents  . .    10
                          (e)     Financial Statements  . . . . . . . . . . . . . . . . . . .    11
                          (f)     Liabilities . . . . . . . . . . . . . . . . . . . . . . . .    11
                          (g)     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                          (h)     Inventories . . . . . . . . . . . . . . . . . . . . . . . .    12
                          (i)     Ownership of Intellectual Property; and
                                  Non-Infringement and Non-Breach of Third Party Rights . . .    12
                          (j)     Operations and Use of Properties  . . . . . . . . . . . . .    13
                          (k)     Licenses  . . . . . . . . . . . . . . . . . . . . . . . . .    13
                          (l)     Insurance . . . . . . . . . . . . . . . . . . . . . . . . .    13
                          (m)     Environmental Matters . . . . . . . . . . . . . . . . . . .    14
                          (n)     Receivables . . . . . . . . . . . . . . . . . . . . . . . .    15
                          (o)     Employees and Labor Laws  . . . . . . . . . . . . . . . . .    15
                          (p)     Product Labeling and Product Liability  . . . . . . . . . .    15

                          (q)     Validity and Existence of Agreements  . . . . . . . . . . .    16
                          (r)     Status of Employee Benefit Plans  . . . . . . . . . . . . .    17
                          (s)     Debts and Capitalized Leases  . . . . . . . . . . . . . . .    18
                          (t)     Guaranties  . . . . . . . . . . . . . . . . . . . . . . . .    18
                          (u)     Litigation  . . . . . . . . . . . . . . . . . . . . . . . .    18
                          (v)     Intentionally Deleted . . . . . . . . . . . . . . . . . . .    18
                          (w)     Intentionally Deleted . . . . . . . . . . . . . . . . . . .    18
                          (x)     Absence of Changes  . . . . . . . . . . . . . . . . . . . .    18
                          (y)     Delivery of Schedules . . . . . . . . . . . . . . . . . . .    19
                          (z)     No Side Agreements  . . . . . . . . . . . . . . . . . . . .    19
                          (aa)    Customers; Manufacturer's Representatives . . . . . . . . .    19
                          (bb)    Suppliers . . . . . . . . . . . . . . . . . . . . . . . . .    19
                          (cc)    Title to Assets . . . . . . . . . . . . . . . . . . . . . .    19
                          (dd)    Machinery and Equipment; Assets . . . . . . . . . . . . . .    20
                          (ee)    Buyer's Warranty Costs  . . . . . . . . . . . . . . . . . .    20
                          (ff)    Contracts . . . . . . . . . . . . . . . . . . . . . . . . .    20
                 2.2      Representations and Warranties of Buyer . . . . . . . . . . . . . .    20
                          (a)     Corporate Standing and Authority  . . . . . . . . . . . . .    20
                          (b)     Litigation  . . . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE III.
         Certain Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                 3.1      Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                 3.2      Negative Covenants of Seller  . . . . . . . . . . . . . . . . . . .    23
                 3.3      Affirmative Covenants of Seller . . . . . . . . . . . . . . . . . .    24
                 3.4      Payment of Liabilities  . . . . . . . . . . . . . . . . . . . . . .    25
                 3.5      Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

ARTICLE IV.
         Covenants of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 4.1      Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 4.2      Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE V.
         Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                 5.1      Conditions to Seller's Obligation to Close  . . . . . . . . . . . .    27
                          (a)     Representations and Warranties  . . . . . . . . . . . . . .    27
                          (b)     No Litigation . . . . . . . . . . . . . . . . . . . . . . .    27
                          (c)     Purchase Price  . . . . . . . . . . . . . . . . . . . . . .    27
                          (d)     Escrow Agreement  . . . . . . . . . . . . . . . . . . . . .    27
                          (e)     Assumption of Liabilities . . . . . . . . . . . . . . . . .    28
                          (f)     Opinion of Counsel  . . . . . . . . . . . . . . . . . . . .    28
                 5.2      Conditions to Buyer's Obligation to Close . . . . . . . . . . . . .    28
                          (a)     Representations, Warranties and Covenants . . . . . . . . .    28
                          (b)     No Litigation . . . . . . . . . . . . . . . . . . . . . . .    29
                          (c)     Conveyances . . . . . . . . . . . . . . . . . . . . . . . .    29
                          (d)     Consents  . . . . . . . . . . . . . . . . . . . . . . . . .    29
                          (e)     Escrow Agreement  . . . . . . . . . . . . . . . . . . . . .    29
                          (f)     License of Ketema Name  . . . . . . . . . . . . . . . . . .    29
                          (g)     Liability Insurance . . . . . . . . . . . . . . . . . . . .    29

                          (h)     Opinion of Counsel  . . . . . . . . . . . . . . . . . . . .    29
                          (i)     Employment Agreements . . . . . . . . . . . . . . . . . . .    30
                          (j)     Financial Statements  . . . . . . . . . . . . . . . . . . .    30
                 5.3      Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                 5.4      Best Efforts to Satisfy Conditions  . . . . . . . . . . . . . . . .    31
                 5.5      Waiver of Conditions  . . . . . . . . . . . . . . . . . . . . . . .    31
                 5.6      Termination of Agreement  . . . . . . . . . . . . . . . . . . . . .    31
                 5.7      Procedure Upon Termination  . . . . . . . . . . . . . . . . . . . .    31

ARTICLE VI.
         Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 6.1      Intentionally Deleted . . . . . . . . . . . . . . . . . . . . . . .    32
                 6.2      Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 6.3      Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 6.4      Product Liability Insurance . . . . . . . . . . . . . . . . . . . .    34
                 6.5      Guaranty of Receivables . . . . . . . . . . . . . . . . . . . . . .    35
                 6.6      Warranty Services . . . . . . . . . . . . . . . . . . . . . . . . .    36

ARTICLE VII.
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
                 7.1      Survival of Representations, Warranties and Covenants . . . . . . .    36
                 7.2      No Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
                 7.3      Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
                 7.4      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
                 7.5      Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . . .    37
                 7.6      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .    38
                 7.7      Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                 7.8      Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                 7.9      Post-Closing Cooperation  . . . . . . . . . . . . . . . . . . . . .    38
                 7.10     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                 7.11     Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                 7.12     Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
                 7.13     Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
                 7.14     Access to Books and Records; Removal of Non-Division Records  . . .    39
                 7.15     PW Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39

         GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                 THIS AGREEMENT made as of the first day of April, 1996 is by and between KETEMA, INC., a Delaware corporation ("Seller"); and API KETEMA INC., a Texas corporation ("Buyer").

                                    RECITALS
                                    --------

                 Seller desires to sell and Buyer desires to purchase the business and certain assets of Seller's Heat Transfer Division (the "Division") on the terms and conditions set forth in this Agreement;

                 NOW, THEREFORE, the parties agree as follows:


                               TERMS OF AGREEMENT
                               ------------------

                                   ARTICLE I.

                          Purchase and Sale of Assets
                          ---------------------------

                 1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing, as hereinafter defined, Seller shall sell and Buyer shall purchase the Assets, as hereinafter defined, free and clear of all liens, encumbrances and security interests, and Buyer shall pay to Seller the consideration specified in Sections 1.4 and 1.6.

                 1.2 ASSETS TO BE TRANSFERRED. The following is an identification of the assets to be transferred to Buyer at Closing (the "Assets"):

                          (a)     TANGIBLE ASSETS.  All tangible property of
Seller, other than Inventory as defined in Section 1.2(d) below and the Real Property as defined in Section 1.2(g) below, used solely or held for use solely in connection with the business of the Division (the "Tangible Assets"), including, without limitation, machinery and equipment, replacement parts, leasehold improvements, furniture, vehicles, sundry tangible assets and fixtures used solely or held for use solely in connection with the business of the Division. Tangible Assets shall also include all of Seller's computerized and hard copy books and records pertaining solely to the business of the Division or the Assets (including, without limitation, all customer order and inquiry files, brochures, catalogs and standards books).

                          (b)     INTANGIBLE ASSETS.  All the intangible assets
of Seller, other than Accounts Receivable as defined in Section 1.2(c) below, used solely or held for use solely in connection with the business of the Division (the "Intangible Assets"), including, without limitation, all prepaid items, deposits, stocks, bonds and other investments, patents, copyrights, trademarks, trade names, service marks, logos and other proprietary designs, computer software, engineering drawings, technical specifications and ratings data, know-how, trade secrets, other intellectual property and Seller's customer lists used solely or held for use solely in connection with the business of the Division (including, without limitation, all of such items described on Exhibit 1.2(b) attached hereto), and the covenant of Seller contained in Section 6.3.

                          (c)     ACCOUNTS RECEIVABLE.  All accounts receivable
from customers and other trade debtors of Seller, notes receivable and all other amounts owing to Seller to the extent arising solely in connection with the business of the Division (the "Accounts Receivable"); provided, however, that Accounts Receivable shall not include amounts owing to Seller by its shareholders or other Affiliates (as defined in Section 7.11 below).

                          (d)     INVENTORY.  All inventory of Seller,
including, without limitation, supplies used solely or held for use solely in connection with the business of the Division (the "Inventory").

                          (e)     CONTRACTS.  Those leases, contracts and
purchase and sales commitments and orders to which Seller is a party or by which Seller or the properties of Seller is or may be bound which are identified and briefly described on Exhibit 1.2(e) attached hereto, together with any other (i) purchase orders received and accepted by Seller and sales commitments made by Seller in the ordinary course of business in connection with the business of the Division and (ii) lease or contract entered into by Seller in the ordinary course of business in connection with the business of the Division which (A) has a remaining term after the Closing Date of less than two years and (B) provides for payment of aggregate consideration by Seller of $5,000 or less annually (the "Contracts"), and all prepaid items and deposits of Seller with respect to the Contracts.

                          (f)     CASH AND CASH EQUIVALENTS.  All of Seller's
cash and cash equivalents that are reflected on the Closing Balance Sheet.

                          (g)     REAL PROPERTY.  The real property described
on Exhibit 1.2(g) attached hereto, together with all buildings and improvements thereon and all rights of way of Seller to all streets, highways, alleys and driveways, and all easements relating thereto (the "Real Property").

                 1.3 LIABILITIES TO BE ASSUMED. At Closing Buyer shall assume and become responsible to pay, perform and discharge (i) all liabilities of Seller relating to the Division set forth in the Closing Balance Sheet (as hereinafter defined), (ii) the obligations of Seller to be paid or performed under the Contracts after the Closing Date (provided, however, that Buyer shall receive a credit on the Closing Balance Sheet to the extent that any such payments to be made by Buyer under the Contracts after the Closing Date are payments made in arrears for benefits received by Seller prior to the Closing
Date) and (iii) liabilities assumed pursuant to Section 4.2 (collectively, the "Assumed Liabilities"). Buyer does not assume any liabilities of Seller other than the Assumed Liabilities, and, notwithstanding any implication to the contrary above, none of the following liabilities or obligations are "Assumed Liabilities" for purposes of this Agreement:

                          (a)     Any of Seller's indebtedness or other
liabilities and obligations owing to Seller's shareholders, officers, directors or other Affiliates (as defined in Section 7.11 below);

                          (b)     Any of Seller's liabilities or obligations
for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation attorneys' and accountants' fees;

                          (c)     Any liability or obligation of Seller with
respect to federal, state, local or foreign taxes which are imposed upon or measured by the income of Seller, any sales, use, excise, franchise or payroll taxes of Seller and any liabilities for interest, penalties or additions to any of such taxes, it being understood that Buyer shall not be deemed to be Seller's transferee with respect to any tax liability;

                          (d)     Any of Seller's liabilities or obligations by
reason of any violation or alleged violation of any federal, state, local or foreign law or regulation or any requirement of any governmental authority (including, without limitation, "Environmental Laws" as defined in Section 2.1(m) below), or of the rights of others;

                          (e)     Except as set forth on the Closing Balance
Sheet or as assumed pursuant to Section 4.2, any of Seller's obligations or liabilities which relate to any Employee Benefit Plans (as that term is defined in Section 2.1(q)(2) below) or Seller's employment or termination of the employment of Seller's employees;

                          (f)     Liabilities, if any, arising as a result of
transactions entered into in violation of this Agreement;

                          (g)     Any liability or obligation which would not
have existed had all of Seller's representations and warranties been true in all material respects as of the date of this Agreement and as of the Closing;

                          (h)     Any liability or obligation for product
liability or product nonconformity claims arising from the sale of products by Seller (other than any liability for warranty claims to the extent reserved for on the Closing Balance Sheet); and

                          (i)     Any other liability or obligation of Seller
not expressly assumed by Buyer under Section 1.3 hereof.

                 1.4      CONSIDERATION TO BE PAID BY BUYER.

                          (a)     As consideration for the Assets, Buyer shall,
subject to the provisions for adjustment set forth in Section 1.6, pay to Seller aggregate cash consideration (the "Estimated Purchase Price") in an amount equal to the sum of (i) the net book value of the Assets and the Assumed Liabilities as of February 29, 1996 as set forth on Exhibit 1.4 (a) (the "February 29 Book Value") plus (ii) Five Million Dollars ($5,000,000). The Estimated Purchase Price as adjusted pursuant to Section 1.6 is hereinafter referred to as the "Purchase Price."

                          (b)     PAYMENT OF ESTIMATED PURCHASE PRICE.   The
Estimated Purchase Price, less $500,000, shall be payable by Buyer to Seller in immediately available funds by wire transfer on the Closing Date in U.S. currency to an account designated in writing by Seller. Seller shall designate such account not less than two business days prior to the Closing Date.

                          (c)     AMOUNTS HELD IN ESCROW.  At the Closing,
Buyer shall deposit $500,000 in an escrow account with Marine Midland Bank (the "Escrow Agent"), which shall be held by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form annexed hereto as Exhibit 1.4(c) (the "Escrow Agreement") to be executed by the Escrow Agent, Seller and Buyer on the date of Closing. Such $500,000 (the "Escrow Amount") shall be held in escrow by the Escrow Agent until the date that is twelve (12) months after the date of the Closing, at which time the Escrow Agent shall pay to Seller the Escrow Amount less any amounts paid or payable to Buyer under the provisions of the Escrow Agreement.

                 1.5      INTENTIONALLY DELETED.

                 1.6      FINAL CALCULATION OF THE PURCHASE PRICE.

                          (a)     PURCHASE PRICE ADJUSTMENT.  The "Purchase
Price Adjustment" shall be the amount by which Closing Date Net Worth (as hereinafter defined) exceeds or is less than the February 29 Book Value. The Purchase Price Adjustment shall be paid on the tenth business day following the final determination of the Closing Date Net Worth as follows:

                                  (i)      If the Purchase Price Adjustment is
                 positive, Buyer shall pay Seller the Purchase Price Adjustment by wire transfer of U.S. currency to an account designated in writing by Seller.

                                  (ii)     If the Purchase Price Adjustment is
                 negative, Seller shall pay to Buyer the Purchase Price Adjustment by wire transfer of U.S. currency to an account designated in writing by Buyer.

                          (b)     PREPARATION OF CLOSING BALANCE SHEET.

                                  (i)      Within 30 days of the Closing Date,
                 Seller shall prepare and deliver to Buyer the balance sheet of the Division as of the Closing Date (the "Closing Balance Sheet"), calculating the net book value of the Assets, less the Assumed Liabilities as of the Closing Date ("Closing Date Net Worth"). An example of such a balance sheet of the Division as of February 29, 1996 is shown on Exhibit 1.4(a). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied, except as set forth on Exhibit 1.6(b)(i) (the "Heat Transfer Accounting Practices") and in a manner consistent with the preparation of the balance sheet shown on Exhibit 1.4(a).

                                  (ii)     The Closing Balance Sheet and the
                 determination of Closing Date Net Worth shall be final and binding unless Buyer elects, by giving written notice by the later of (i) the date 70 days after the Closing Date or (ii) the date 15 days after Buyer's receipt of the Closing Balance Sheet, to review items contained in the Closing Balance Sheet or the calculation of the Closing Date Net Worth (a "Buyer's Review"). Seller, Buyer and Buyer's auditors, Price Waterhouse L.L.P. (whose fees shall be paid by Buyer) will have reasonable access to all properties, books and records relating to the preparation of the Closing Balance Sheet and the determination of Closing Date Net Worth. Seller will assist Buyer in conducting the Buyer's Review. Buyer will submit to Seller as soon as complete, but in no event later than the later of (i) the date 80 days after the Closing Date or (ii) the date 45 days after receipt by Buyer of the Closing Balance Sheet, its report (the "Buyer's Report") with respect to the Closing Balance Sheet and calculation of Closing Date Net Worth. The Buyer's Report shall describe in reasonable detail any item or items which in Buyer's opinion cause the Closing Balance Sheet or the calculation of Closing Date Net Worth to be in error.

                                  (iii)  The Closing Date Net Worth, as
                 calculated in the Buyer's Report, shall be final and binding unless Seller elects, by giving notice within 10 days of receipt of the Buyer's Report, to obtain a review of the disputed items on the Closing Balance Sheet and the calculation of Closing Date Net Worth. If Seller and Buyer cannot reach agreement on the disputed items within an additional 15 days, then the items in dispute will be submitted to the Dallas, Texas office of Deloitte & Touche, independent certified public accountants (the "Neutral Accountants"), for resolution. Each party will furnish to the Neutral Accountants such workpapers and other documents and information relating to the disputed issues as the Neutral Accountants may request and are available to that party (or its independent public accountants), and each party will be afforded the opportunity to present to the Neutral Accountants any material relating to the determination and to discuss the determination with the Neutral Accountants. Each party shall receive copies of all written submissions and shall have the right to be present at all oral submissions to the Neutral Accountants. The parties agree to use their best efforts to cause the Neutral Accountants to resolve the issues in dispute within 30 days of submission of the items in dispute to the Neutral Accountants. The determination by the Neutral Accountants, as set forth in a notice delivered to both parties by the Neutral Accountants, will be final, binding and conclusive on the parties. The parties shall split and pay equally the fees, costs and expenses of the Neutral Accountants.

                 1.7 ASSIGNMENT AND ASSUMPTION OF LIABILITIES. To effect the assignment to and assumption by Buyer of the Assumed Liabilities and the Existing Medical Contracts, Seller and Buyer shall deliver at the Closing an instrument of assignment and assumption in the form annexed hereto as
Exhibit 1.7 (the "Assignment and Assumption Agreement").

                 1.8 ALLOCATION OF PURCHASE PRICE. The parties shall agree on an allocation of the purchase price among the Assets for federal income tax purposes which allocation shall be made in accordance with the provisions of Section 1060 of the Code.

                 1.9      REAL PROPERTY.

                          (a)     Seller shall pay on or before the date of
Closing all taxes, assessments, utilities, water charges, insurance charges and similar items which are due and payable prior to or on such date with regard to the Real Property. Seller shall provide Buyer with a credit on the Closing Balance Sheet for the full amount of Seller's pro rata share of any of the foregoing charges which Seller has not yet paid, including a credit for all interest and penalties which may be due thereon. All real and personal property taxes and assessments for the calendar year 1996 appearing on current tax bills will be pro-rated and adjusted as of the date of Closing using the tax amounts for 1995 as shown in the Tax Certificate prepared by Tarrant County Real Property Tax Service dated March 14, 1996 G.F. No. DT 96C16336 (the costs for obtaining said Tax Certificate hereinafter being referred to as the "Tax Certificate Costs"). Water and sewer charges shall also be adjusted as of the Closing date so that Buyer receives a credit for any water or sewer charges to be paid after Closing which are attributable to any periods before Closing.

                                  Seller shall convey to Buyer insurable fee
simple title to the Real Property free and clear of all liens and encumbrances; except that Buyer will accept the Real Property subject to (i) restrictive covenants recorded in Volume 4306, Page 466 and in Volume 5437, Page 109, Deed Records of Tarrant County, Texas provided that the title insurer provides affirmative coverage insuring Buyer against any loss arising out of the enforcement of Paragraph 10 (concerning side yards) of said restrictive covenants contained in the deed recorded in Volume 4306 at Page 466 (the "Affirmative Coverage") (ii) a one-fourth (1/4th) non-participating royalty interest in all oil, gas and other minerals reserved by MARIA DEBORAH BEGGS in Deed dated December 12, 1947, recorded in Volume 1965, Page 184, Deed Records of Tarrant County, Texas; (iii) easement for right-of-way granted to Southwestern Bell Telephone Company by J. L. WILLIAMS, and recorded in Volume 6933, Page 525, Deed Records of Tarrant County, Texas; (iv) easement for right-of-way granted to Texas Electric Service Company by J. L. WILLIAMS & CO., INC. and recorded in Volume 4342, Page 9, Deed Records of Tarrant County, Texas; (v) easement for substation granted to TEXAS ELECTRIC SERVICE COMPANY, by J. L. WILLIAMS, B. J. CHAPIN and SANDERS, H. CAMPBELL, and recorded in Volume 5766, Page 70, Deed Records of Tarrant County, Texas; (vi) the standard printed exceptions and exclusions set forth in an owner's title insurance policy; provided, however, that the survey exception shall be amended at Seller's expense to read only 'any shortage in area' (the "Survey Endorsement"); and (vii) any other title exceptions (not including liens) which would not individually or collectively render title to the Real Property uninsurable or materially adversely affect the present uses of the Real Property [(i) through (vii) collectively referred to hereinafter as "Permitted Exceptions"]. Seller shall provide Buyer a commitment for the issuance of an owner's policy of title insurance issued by Chicago Title Insurance Company redated as of the date of Closing and insuring the gap period between delivery of the redated commitment and the recording of the deed and other closing documents and the ALTA/ACSM survey of the Real Property dated March 26, 1996 prepared by Lane's Southwest Surveying, Inc. and certified to Buyer and its title insurer, showing the location of all the buildings, easements, rights-of-way and improvements located on or affecting the Real Property. Seller shall deliver all affidavits of title and certificates required by the title insurer to remove exceptions or exclusions for mechanics' liens or rights of parties in occupation of the Real Property.

                                  At the Closing, Seller shall deliver to Buyer
a special warranty deed in the form attached hereto as Exhibit 1.9(a) conveying insurable fee simple title to the Real Property, free and clear of all liens and encumbrances other than Permitted Exceptions.

                                  If Seller is unable to convey insurable fee
simple title to the Real Property free and clear of all liens and encumbrances other than Permitted Exceptions (any such objection, a "Title Defect"), then, Seller shall take such action as shall be necessary to cure and remove the Title Defect prior to the Closing, and the Closing shall be extended for a reasonable period of time (not to exceed sixty (60) days) in order to enable Seller to cure the same. If Seller fails to cure a Title Defect in accordance with the provisions of the immediately preceding sentence, then Buyer may elect to cancel this Agreement. Any Title Defect which can be cured at the Closing by disbursement of funds shall be so cured by Seller at the Closing.

                                  Seller shall pay for the Tax Certificate
Costs, the cost (if any) of the Affirmative Coverage, the Survey Endorsement, the survey and for recording any instruments required to remove Title Defects. Buyer shall pay for recording the deed and the premium (less the cost of the Survey Endorsement and Affirmative Coverage) for any policy of title insurance which it desires.

                          (b)     Seller shall deliver to Buyer at Closing an
affidavit in the form attached hereto as Exhibit 1.9(b), certifying that Seller is not a foreign person as defined in the Foreign Investment in Real Property Tax Act ("FIRPTA"), providing Seller's employer identification number and certifying that Buyer is not required to withhold any tax pursuant to FIRPTA.

                          (c)     Seller shall provide Buyer at Closing with
that certain letter of zoning compliance from the City of Grand

Prairie dated March 26, 1996 certifying that the Real Property is zoned "Light Industrial" and indicating on the basis of the City's records that the City is aware of no zoning or land use violations on the Real Property.

                          (d)     Seller shall provide Buyer at Closing with a
current Certificate of Occupancy for the Real Property, in the form attached hereto as Exhibit 1.9(d).

                          (e)     Seller represents and warrants (such
representation and warranty to survive Closing) that to the best of its knowledge the Real Property is fully serviced by municipal water, storm sewers and sanitary sewers.

                 1.10 NONASSIGNABLE CONTRACTS. To the extent that any Contract is not capable of being assigned or transferred without the consent or waiver of the other Party thereto or any third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Contract. Seller agrees to use commercially reasonable efforts to obtain prior to the Closing Date all such consents and waivers. If any such consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Seller agrees to continue to use its commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date and further agrees to cooperate with Buyer after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer, on terms no less favorable than Seller is entitled to, the benefits under the applicable Contracts, including, without limitation, enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise. In such event, Buyer shall pay to Seller, rather than the other party to each such Contract, the consideration payable by Seller under each such Contract after the date of Closing (which consideration shall be in an amount commensurate with the amount of the benefit that Buyer actually receives under each such Contract).

                                  ARTICLE II.

                         Representations and Warranties
                         ------------------------------

                 2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

                          (a)     CORPORATE STANDING AND AUTHORITY; BINDING
AGREEMENT. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted, and neither its ownership or leasing of property nor the conduct of its business requires it to be qualified as a foreign corporation in any jurisdiction in which the failure to qualify would have a material adverse effect on Seller's business. Exhibit 2.1(a) contains a list of those jurisdictions where Seller has qualified as a foreign corporation as a result of it conducting the business of the Division. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Seller's Certificate of Incorporation or By-laws, and Seller has obtained all necessary authorization and approval from its Board of Directors and shareholders for the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to the laws of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and subject to the application of equitable principles and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

                          (b)     STOCK OWNERSHIP.  To Seller's knowledge,
Seller has no equity interest in and has not made advances to any corporation, association, partnership, joint venture or other entity in connection with the business of the Division.

                          (c)     EMPLOYEES.  Attached hereto as Exhibit 2.1(c)
is a list of all key employees of Seller involved in a material manner in the operation of the business of the Division showing their names, positions and current annual salaries or rate of compensation (including bonus and incentive compensation).

                          (d)     ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED
CONSENTS. To Seller's knowledge, except as set forth in Exhibit 2.1(d), the execution, delivery and performance of this Agreement by Seller, including, without limitation, the assignment of the Contracts to Buyer, do not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or by which it is bound or affected, (ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which Seller is a party, or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement, excluding from any of the foregoing, those which are not reasonably likely to have a material adverse effect on the business or financial condition of the Division (a "Material Adverse Effect").

                          (e)     FINANCIAL STATEMENTS.  Seller has furnished
or will furnish, when available, Buyer with the following:

                                  (i)      (A)     the financial statements for
Seller and KTM Holdings Corp. as of and for the year ended February 28, 1995 with the report of the independent auditors; and (B) the unaudited financial statements for Seller and KTM Holdings Corp. as of and for the 11 month period ended January 31, 1996 (clauses (A) and (B) are collectively referred to herein as the "Seller's Financial Statements"); and

                                  (ii)     the financial statements for the
Division as of and for the years ended February 28 or 29, 1993, 1994, 1995 and 1996 (collectively referred to herein as the "Division's Financial Statements").

                                  The Seller's Financial Statements for the
year ended February 28, 1995 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated except as set forth in the notes thereto. The unaudited Seller's Financial Statements for the 11 months ended January 31, 1996 have been prepared in accordance with generally accepted accounting principles consistently applied, except that appropriate notes have not been included.
The Division's Financial Statements have been prepared by Seller from its books and records and in accordance with the Heat Transfer Accounting Practices consistently applied throughout the periods indicated, and fairly present the results of the operations of the Division and the Division's financial position for the periods indicated except, with respect to interim financial statements, for non-material changes resulting from normal year-end adjustments.

                          (f)     LIABILITIES.  There are no liabilities or
obligations of Seller of any kind arising in connection with the business of the Division, whether accrued, absolute, contingent or otherwise, except (i) as indicated in the Division's Financial Statements at February 29, 1996, (ii) liabilities or obligations arising since February 29, 1996, which (A) were incurred in the ordinary and usual course of Seller's business, (B) individually do not exceed $20,000 if not incurred in the ordinary and usual course of Seller's business and (C) are in types and amounts consistent with Seller's past practices and experience (iii) for those arising under the Contracts and (iv) as set forth on Exhibit 2.1(f).

                          (g)     TAXES.  To Seller's knowledge, Seller has
filed all tax returns and reports which are required by law to be filed and has paid or set up an adequate reserve for the payment of all taxes required to be paid in respect of the periods covered by those returns and reports and all income, franchise, property, sales, use, employment or other taxes which have or may become due pursuant to those returns and reports, and all assessments made and all other accrued taxes whether or not the returns, reports or payments are yet due. Exhibit 2.1(g) sets forth the most recent years for which income, sales and use and employment tax returns have been examined by the Internal Revenue Service and the Texas Department of Taxation, as the case may be. All filed tax returns and reports of Seller are correct and true in all material respects and there is no outstanding claimed deficiency with respect to any tax period, no formal or informal notice of a proposed deficiency, no notification of any pending audit of tax returns and reports, except as set forth on Exhibit 2.1(g), and no waiver or extension granted by Seller with respect to any period of limitations affecting assessment of any tax.

                          (h)     INVENTORIES.  To Seller's knowledge, the
Inventory: (i) complies in all material respects with all applicable federal laws and regulations, the breach of which could reasonably be expected to give rise to a Material Adverse Effect, and with all applicable laws and regulations, the breach of which could reasonably be expected to give rise to a Material Adverse Effect, of each of the states of the United States into which any product would be shipped directly by Seller; and (ii) does not consist of any damaged or obsolete items not reserved for on the Closing Balance Sheet. For purposes of this Agreement, "Hazardous Substance" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section Section 9601 ET SEQ., and the regulations adopted pursuant thereto, and shall also include asbestos containing materials, urea formaldehyde foam, petroleum, petroleum products (except cleaning supplies used in the ordinary course of business) and any substance classified as "hazardous" or otherwise regulated for purposes of protecting health or the environment under applicable federal, state or local law regulation or notice.

                          (i)     OWNERSHIP OF INTELLECTUAL PROPERTY; AND
NON-INFRINGEMENT AND NON-BREACH OF THIRD PARTY RIGHTS.

                                  (1)      To Seller's knowledge, Exhibit
1.2(b) contains a complete list of all intellectual property owned by Seller and used in connection with, and material to, the operation of the business of the Division, including patents, trademarks, service marks, trade names, copyrights, trade secrets, industrial designs and technical know how; and
Exhibit 2.1(i) contains a complete list of any such intellectual property used but not owned by Seller in connection with, and material to, the operation of the business of the Division (collectively, the "Intellectual Property"). Except as disclosed in Exhibit 2.1(i),

Seller owns the Intellectual Property and such Intellectual Property is not the subject of any dispute, license, encumbrance, lien or known claim of ownership by any third party. Exhibit 1.2(b) contains a listing of all registrations in any governmental office or registry with respect to any Intellectual Property owned by Seller. Seller's right to use the Intellectual Property is not dependent upon any license, permit, grant or agreement except as set forth in
Exhibit 2.1(i). To Seller's knowledge, no claim is being asserted or threatened by a third party with respect to ownership, validity, license or use of any of the Intellectual Property used by Seller.

                                  (2)      Seller's manufacture, use, sale
and/or publication of the subject matter protected by the Intellectual Property does not infringe the intellectual property rights of third parties and Seller is not aware of any notice or claim of such infringement or violation of the rights of others.

                          (j)     OPERATIONS AND USE OF PROPERTIES.  Seller's
operations, business and the Real Property are in conformity in all material respects with all applicable laws or orders or other governmental or administrative laws, ordinances, regulations or orders, including without limitation zoning, land use and building codes and motor vehicle registration, permitting, inspection and operation, that are material to the Division's operations. To Seller's knowledge, the Assets are sufficient for the conduct of the Division's business as it currently is conducted. Seller does not own or lease, directly or indirectly, any real property in connection with the operation of the business of the Division, other than the Real Property.

                          (k)     LICENSES.  Seller has all material licenses,
permits, approvals and other governmental authorizations necessary to own the Assets and carry on the business of the Division as now being conducted, all of which are listed in Exhibit 2.1(k) (collectively, the "Licenses"). To Seller's knowledge, each License is valid and in full force and effect. To Seller's knowledge, except as disclosed on Exhibit 2.1(k), continuation, validity and effectiveness of each License will not be materially and adversely affected by the consummation of the transactions contemplated by this Agreement, including the transfer of same to Buyer. To Seller's knowledge, Seller has not breached any provision of, is not in default under the terms of, and has not engaged in any activity that would cause revocation or suspension of, any License, and no action or proceeding looking to or contemplating the revocation or suspension of any License is pending or, to Seller's knowledge, threatened.

                          (l)     INSURANCE.  To Seller's knowledge, the
operations of the Division are covered by valid and currently effective insurance policies issued in favor of Seller in amounts which are, in Seller's best judgment, adequate for its operations. Seller has been insured for products liability continuously since December 1, 1988. Seller's policies of insurance are listed and described on
Exhibit 2.1(l) hereto.

                          (m)     ENVIRONMENTAL MATTERS.  Seller has been and
remains in compliance in all material respects with all federal, state and local laws and regulations relating to Hazardous Substances, Hazardous Waste (as hereinafter defined), air quality and groundwater pollution (collectively, "Environmental Laws"), the non-compliance with which could reasonably be expected to give rise to a Material Adverse Effect, (i) at all property or facilities owned or leased by Seller in connection with the operation of the business of the Division, including the Real Property and the property leased under the Real Property Leases (collectively, "Seller's Facilities") and (ii) in connection with all operations of the Division regardless of whether conducted at Seller's Facilities. Except as set forth in Exhibit 2.1(m), there is not now, and has not been since Seller commenced operation of Seller's Facilities any disposal, release or threatened release of any Hazardous Substance or Hazardous Waste at any of Seller's Facilities, and to the best of Seller's knowledge, no event occurred at any of Seller's Facilities prior to Seller's ownership or leasing of same. Except as set forth in Exhibit 2.1(m), no asbestos, urea-formaldehyde foam or other forms of urea formaldehyde have been installed or are included in the furnishing or construction of any building or other improvement at Seller's Facilities. Seller has made no disposal of any Hazardous Waste or Hazardous Substance at any site currently listed pursuant to 42 U.S.C. Section 9605(a)(8)(B) (or pursuant to any similar state or local law identifying hazardous sites) or any site currently being investigated for such listing pursuant to any such federal, state or local law. There are no pending or, to Seller's knowledge, threatened claims with respect to Hazardous Substances or Hazardous Waste relating to any of the Seller's Facilities or relating to any operations of the Division regardless of whether conducted at Seller's Facilities, and Seller does not know of any basis for a claim being made against Seller with respect to any Hazardous Substance or Hazardous Waste or under any federal, state or local law or regulation for the protection of the environment. Except as disclosed in Exhibit 2.1(m), Seller has never used nor owned any underground storage tanks in connection with the operation of the business of the Division. With respect to the underground storage tanks disclosed in Exhibit 2.1(m), there is not now and never has been any leakage or loss of any contents of any such tanks. Except as disclosed in
Exhibit 2.1(m), any Hazardous Wastes generated by Seller or which are present at Seller's Facilities prior to the Closing will be properly disposed of off site in accordance with all Environmental Laws no later than the date of the Closing. For purposes of this Agreement, "Hazardous Waste" shall have the meaning set forth in the Resource Conservation and Recovery Act as amended, 42 U.S.C. Section Section 9601 ET SEQ., and the regulations adopted pursuant thereto and shall also include polychlorinated biphenals ("PCBs").

                          (n)     RECEIVABLES.  All Accounts Receivable of
Seller listed have been properly recorded on Seller's books and arose in connection with the sale of goods in the ordinary course of business. To Seller's knowledge, none of the Accounts Receivable outstanding on the date of this Agreement or on the date of the Closing is in dispute or subject to any reduction, offset or counterclaim that would not be customary in the ordinary course of business.

                          (o)     EMPLOYEES AND LABOR LAWS.  Except as
disclosed in Exhibit 2.1(o), there have been no strikes, lockouts, or other material labor disputes or demands for recognition of a union as collective bargaining agent for all or any part of Seller's employees employed in connection with the business of the Division, and Seller is not a party to any collective bargaining or other labor agreement pertaining to the employees of the Division. Except as disclosed on Exhibit 2.1(o), Seller has no written agreements of employment with any employee of the Division as to any specific period of employment in connection with the business of the Division. Seller is in compliance in all material respects with all federal, state and local governmental laws and regulations relating to the employment of labor at the Division, including provisions relating to wages, fringe benefits, hours, working conditions, occupational safety and health, safety of the premises, collective bargaining, payment of social security and unemployment taxes, civil rights and discrimination in hiring, retention, promotion, pay and other conditions of employment, the non-compliance with which could reasonably be expected to give rise to a Material Adverse Effect; and, to Seller's knowledge, Seller is not liable for arrears on wages or any tax or penalties for failure to comply with those laws or regulations. To Seller's knowledge, there are no oral agreements or understandings with employees of the Division except as to current salary or wage rates and no other oral agreements or understandings which will affect Seller's employment practices or operations with respect to such employees. To Seller's knowledge, Seller is in compliance in all material respects with the Immigration Reform and Control Act of 1986.

                          (p)     PRODUCT LABELING AND PRODUCT LIABILITY.
Seller is in compliance in all material respects with all federal and state laws and regulations relating to product labeling, product safety and public health and safety in connection with the business of the Division, the non-compliance with which could reasonably be expected to give rise to a Material Adverse Effect. Seller has not received any notice of any claim that any product now or heretofore offered for sale or sold by the Division or distributed by the Division in connection with product sales is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed, excluding from the foregoing those which are not reasonably likely to have a Material Adverse Effect.

                          (q)     VALIDITY AND EXISTENCE OF AGREEMENTS.  To the
extent not set forth on Exhibit 1.2(e), Exhibit 2.1(q) sets forth all the following with respect to Seller:

                               (1)  All written agreements, contracts,
arrangements, commitments, understandings or obligations (other than purchase and sales orders) to which Seller is a party or by which it or its properties is or may be bound which relate to the business of the Division (A) with a term in excess of one year and involving consideration of more than $15,000 or (B) with a term of less than one year and involving consideration over $25,000;

                               (2)  All employee pension benefit plans (as
defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in section 3(1) of ERISA), all specified fringe benefit plans (as defined in section 6039D(d) of the Internal Revenue Code of 1986, as amended (the "Code")), and all executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical insurance, disability insurance, life insurance, vacation pay, sick pay or other plans, programs, and arrangements to which the Seller is a party, with respect to which the Seller has an obligation, or that are maintained, contributed to, or sponsored by Seller for the benefit of any current employee of the Division (such plans, programs, and arrangements to be referred to collectively as "Employee Benefit Plans");

                               (3)  Each instrument evidencing any liability of
Seller for borrowed money or for the obligations of any person, or defining the terms on which any other debt of Seller has been or may be issued or incurred which could reasonably be expected to relate to the business of the Division after the Closing;

                               (4)  All agreements, contracts, arrangements,
commitments, understandings or obligations, oral or written, which relate to the business of the Division, limiting in any respect the freedom of Seller or any of its key employees to compete in any line of business or with any person or to do business with any particular customers or class of customers or to carry on business in any geographic area which could reasonably be expected to give rise to a Material Adverse Effect;

                               (5)  All agreements, contracts,
arrangements, commitments, understandings, or obligations, oral or written, relating to the business of the Division or its operations, properties, assets or condition (financial or otherwise) in which any of the Seller's shareholders has any interest, direct or indirect, including a description of any transactions between Seller and any of such shareholders or any entity in which any of such shareholders has any interest; and

                               (6)  All agreements, contracts, arrangements,
commitments, understandings or obligations, oral or written, between any of the Seller's shareholders and Seller which relate to the business of the Division not covered in (5) above.

                               To Seller's knowledge, Seller has delivered
or made available to Buyer a true and complete copy of each written contract, lease, agreement, instrument or other document listed on Exhibit 2.1(q) and on any Exhibit furnished pursuant to Article I of this Agreement, which copies accurately reflect the understanding of Seller with respect to those instruments. To Seller's knowledge, Seller has delivered or made available to Buyer a fair and accurate summary of each oral contract, agreement or understanding listed on Exhibit 2.1(q) and on any Exhibit furnished pursuant to
Article I of this agreement. Each of the Contracts of Seller listed on Exhibit 1.2(e) is a valid and binding obligation of the parties thereto in accordance with its respective terms, and Seller has performed and complied in all material respects with all the provisions of, and, to Seller's knowledge, no party is in default or would be in default with the lapse of time or notice under the terms of, any of the Contracts. The execution of this Agreement and the consummation of the transactions contemplated hereby, including the assignment of the Contracts to Buyer, will not violate any provision of any of the Contracts and will not result in or create a right of termination, cancellation or adverse modification of any of the Contracts.

                          (r)     STATUS OF EMPLOYEE BENEFIT PLANS.  To
Seller's knowledge, each Employee Benefit Plan complies in form and operation in all material respects with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and neither Seller nor, to Seller's knowledge, any officer, director, employee or fiduciary of Seller or any plan has committed any breach under any Employee Benefit Plan which would subject Buyer or any of its directors, officers or employees to any material liability for such breach under ERISA, the Code or any other applicable law. Except as disclosed in Exhibit 2.1(r), Seller has no written or, to Seller's knowledge, oral plan, arrangement, obligation or understanding to pay severance benefits to any employee of the Division. With respect to the Existing Medical Contracts (as defined in Section 4.2): the applicable reporting and disclosure requirements under ERISA have been satisfied in all material respects; there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction subject to an exemption; all contributions or premiums due before Closing have been paid on a timely basis; Seller has incurred no material liability for any excise tax arising under Section 4980B of the Code, and to the Seller's knowledge no potential for such liability exists; and, except as indicated in Section 4.2, no obligation exists to provide continued coverage to any current or former employee of the Division after termination of employment with Seller or Buyer.

                          (s)     DEBTS AND CAPITALIZED LEASES.  Exhibit 2.1(s)
contains a list of all liabilities under any capitalized lease of Seller entered into in connection with the business of the Division. To Seller's knowledge, the consummation of the transaction contemplated by this Agreement will not cause the acceleration of or otherwise adversely affect the terms or conditions of any such liabilities or obligations.

                          (t)     GUARANTIES.  Except as disclosed on Exhibit
2.1(t), Seller is not a party to any guaranty, repurchase agreements or other credit accommodations which accommodate the credit of another person entered into in connection with the business of the Division.

                          (u)     LITIGATION.  Except as disclosed in Exhibit
2.1(u), there are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to Seller's knowledge, threatened against Seller or to which Seller is a party, in each case, relating to any of the properties, businesses or business practices of the Division or the transactions contemplated by this Agreement (including, without limitation, proceedings and investigations related to Environmental Laws, civil rights, discrimination in employment and occupational safety and health) or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency affecting the Assets or the Division's business.

                          (v)     INTENTIONALLY DELETED.

                          (w)     INTENTIONALLY DELETED.

                          (x)     ABSENCE OF CHANGES.  Since February 29, 1996,
there has not been (i) any material adverse change in the financial condition, assets, liabilities, business or properties of the Division, (ii) any damage to, destruction of or loss of property, whether or not covered by insurance, materially and adversely affecting the property or business of the Division,
(iii) any material changes in compensation or bonus payments or arrangements for any employees of the Division, (iv) any sale or transfer of any material assets of the Division other than in the ordinary course of its business, (v) any cancellation or compromise of any debts or claims owed to Seller in connection with the business of the Division other than in the ordinary course of its business, (vi) any transaction not in the ordinary course of the Division's business, or (vii) any amendment or termination of any contract or agreement which materially and adversely affects the assets or business of the Division.

                          (y)     DELIVERY OF SCHEDULES.  All exhibits referred
to in this Section 2.1 or any other exhibits referred to in this Agreement and all documents listed in those exhibits have been delivered to Buyer.

                          (z)     NO SIDE AGREEMENTS.  To Seller's knowledge,
except for this Agreement and the items listed in the exhibits hereto, (i) Seller is not a party to any agreement calling for any action by Seller with respect to the business of the Division outside of the ordinary course of business, which reasonably could be expected to have a Material Adverse Effect;
(ii) no agreement or understanding exists with respect to the business of the Division calling for any payment or consideration from a customer or supplier of Seller to an officer, director or shareholder of Seller respecting any transaction between Seller and such supplier or customer; and (iii) no Affiliate of Seller, directly or through any business concern affiliated with such Affiliate, transacts any business with Seller with respect to the business of the Division.

                          (aa)    CUSTOMERS; MANUFACTURER'S REPRESENTATIVES.
To Seller's knowledge, except as disclosed in Exhibit 2.1(aa), (i) no single customer or group of affiliated customers has accounted for more than five percent of the Division's gross sales during any of Seller's last three fiscal years and (ii) no single manufacturer's representative or group of affiliated representatives has accounted for more than ten percent of the Division's gross sales during any of Seller's last three fiscal years.

                          (bb)    SUPPLIERS.  To Seller's knowledge, except as
disclosed on Exhibit 2.1(bb), no single supplier or group of affiliated suppliers has supplied Seller with products which would account for more than ten percent of the Division's gross sales during any of Seller's last three fiscal years.

                          (cc)    TITLE TO ASSETS.  To Seller's knowledge,
except for security interests described on Exhibit 2.1(cc), there are no liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances affecting any of the Assets or Seller's Facilities which could reasonably be expected to give rise to a Material Adverse Effect. At the Closing, Seller will transfer to Buyer good and marketable title to the Assets free and clear of all liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances (other than Permitted Exceptions).

                          (dd)  MACHINERY AND EQUIPMENT; ASSETS.  To Seller's
knowledge, all of Seller's machinery and equipment used solely in connection with the business of the Division is in good operating condition and repair.
To Seller's knowledge, the Assets transferred by Seller to Buyer at the Closing will be sufficient for the conduct of the Division's business as now conducted and will include all machinery and equipment used by Seller in its business as of February 29, 1996, except for items which have been replaced with newer items of greater value.

                          (ee)  BUYER'S WARRANTY COSTS.  The aggregate amount
of Buyer's costs (consisting of Buyer's labor, material and overhead costs and out of pocket expenses) incurred in providing warranty services with respect to products and services sold by the Division prior to Closing shall not exceed the amount of the warranty reserve set forth on the Closing Balance Sheet.

                          (ff)  CONTRACTS.  To Seller's knowledge, the
Contracts listed on Exhibit 1.2(e) constitute all of the outstanding leases, contracts and purchase and sales commitments and orders to which Seller is a party, other than those described in Section 1.2(e)(ii) of this Agreement, as of March 22, 1996.

                 2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

                          (a)     CORPORATE STANDING AND AUTHORITY.  Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to carry on its current business operations and consummate the transactions contemplated by this Agreement. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Buyer's Certificate of Incorporation or By-Laws or any law, regulation or ordinance or any provision of any contract, instrument, order, award, judgment or decree to which Buyer is a party or by which Buyer is bound. This Agreement is a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. Buyer has obtained all necessary authorization and approval by its Board of Directors and stockholders for the execution of this Agreement and the consummation of the transactions contemplated hereby. No consent, authorization, order or approval of any person, governmental authority or any court is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

                          (b)     LITIGATION.  There is no litigation pending
or, to the best knowledge of Buyer after due inquiry of its officers, threatened against Buyer which seeks to prevent, or if successful would prevent, Buyer from consummating the purchase contemplated by this Agreement.

                                  ARTICLE III.

                          Certain Covenants of Seller
                          ---------------------------

                 3.1 INDEMNITY. Seller agrees to defend, indemnify and hold Buyer harmless from and against any Losses, resulting from (i) any misrepresentation or breach of warranty or of covenant (including but not limited to the covenant contained in Section 3.4) on the part of Seller made herein or pursuant hereto, (ii) the assertion against Buyer of any liability of Seller, other than the Assumed Liabilities or (iii) any liability imposed upon Buyer pursuant to the provisions of Texas Tax Code Section 111.020 and 34 Texas Administrative Code Section 3.7 (collectively the "Texas Bulk Sales Statute") arising in connection with the consummation of the transactions contemplated under this Agreement. As used in Sections 3.1 and 4.1, "Losses" means any and all liabilities, losses, damages, costs and expenses. Except as otherwise provided below, Buyer shall not be entitled to indemnification pursuant to this
Section 3.1 for any Loss until such time as the aggregate amount of Losses for which Buyer may seek indemnification under the provisions of this Section 3.1 exceeds $280,000; at which time Buyer shall be entitled to indemnification for all such Losses in excess of $280,000. Notwithstanding the foregoing, the limitations contained in the immediately preceding sentence shall not affect or limit Buyer's right to seek either (i) equitable relief or (ii) recovery from Seller for Losses incurred by Buyer as a result of (A) any liability imposed upon Buyer under the Texas Bulk Sales Statute or (B) Seller's failure to perform its obligations under the provisions of (i) Section 6.3, (ii) Section
6.4 or (iii) Section 6.5 of this Agreement (the matters referenced in immediately preceding clauses (A) and (B) hereinafter referred to collectively as the "Excluded Claims").

                          As soon as reasonably practicable after receipt by
Buyer of notice of any claim that, in the judgment of Buyer, may give rise to any Loss for which Buyer would be entitled to indemnification pursuant to this
Section 3.1, Buyer shall deliver to Seller a notice describing in reasonable detail such claim. Upon receipt of a notice from Buyer of such claim, Seller may assume the defense thereof with counsel reasonably satisfactory to Buyer. Buyer shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by Buyer shall be at the expense of Seller only if either (i) Seller shall have failed, within 30 days after having been notified of the existence of the claim, to assume the defense thereof or (ii) the employment of such counsel has been specifically authorized by Seller. So long as Seller is reasonably contesting such claim in good faith, Buyer shall not pay or settle any such claim. Notwithstanding the foregoing, Buyer shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnification therefor by Seller. If Seller does not notify Buyer within 30 days after receipt of Buyer's notice of a claim of indemnification hereunder that Seller elects to undertake the defense thereof, Buyer shall have the right to contest, settle or compromise the claim at the expense of Seller, subject to the consent of Seller which consent shall not be unreasonably, withheld, conditioned or delayed. After the consummation of the Closing, (i) Buyer shall not assert any claim against Seller arising under this Agreement other than by reason of the indemnification obligations of Seller pursuant to this Section 3.1 and (ii) Buyer shall not assert any claim against any officer, director, shareholder or other beneficial owner of Seller or KTM Holdings Corp. arising under this Agreement; provided, however, that the provisions of clause (i) of this sentence shall not apply to Buyer's rights under Sections 6.3, 6.4 or 6.5 of this Agreement. Buyer further agrees and states its understanding, by way of clarification, that the rights afforded by this Section 3.1 are its sole and exclusive remedy against Seller or any of its affiliates with respect to any Environmental Laws, Hazardous Waste and Hazardous Substances and, except as permitted in this Section 3.1, on its own behalf and on behalf of its affiliates and the successors and assigns of any of the foregoing, hereby waives any right to seek contributions or other recovery from Seller or any of its affiliates that any of them may now or in the future ever have under 42 U.S.C. Section Section 9607 and 9613(f) of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 ET SEQ.), as amended ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 ET SEQ.), the Safe Drinking Water Act (42 U.S.C. Section Section 300f ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section  136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C.
Section 651 ET SEQ.) or any other Environmental Laws or any provisions of common law providing for any remedy or right of recovery with respect to Environmental Laws, Hazardous Waste or Hazardous Substances.

                          Except for the Excluded Claims referenced in clause
(A) and clause (B)(i) and (ii) of the definition thereof, the indemnity obligations of Seller set forth in this Section 3.1 shall terminate one year after the Closing Date, except with regard to claims with respect to which Buyer has sent Seller notice, specifying in reasonably sufficient detail the nature of and basis for such claim, prior to the expiration of such one year period.

                 3.2 NEGATIVE COVENANTS OF SELLER. Between the date hereof and the date of the Closing, Seller will not do any of the following without Buyer's prior written consent:

                          (a)     Make any change in the compensation, bonuses,
or benefits payable to any employee of Seller employed in connection with the business of the Division, except non-material changes in the compensation of non-supervisory employees;

                          (b)     Pay or discharge any claim, lien, encumbrance
or liability relating to the business of the Division (whether absolute, accrued, contingent or otherwise and whether or not due or to become due) other than in the ordinary course of business;

                          (c)     Enter into any contract or commitment
relating to the business of the Division other than in the ordinary course of business;

                          (d)     Enter into any collective bargaining
agreement relating to the business of the Division or create, enter into or amend any Employee Benefit Plan (unless required to do so by any applicable law governing labor management relations or Employee Benefit Plans);

                          (e)     Create, assume or incur any encumbrance on
any of the Assets other than in the ordinary course of business;

                          (f)     Sell, assign, lease, exchange or otherwise
transfer or dispose of any of the Assets other than in the ordinary course of business;

                          (g)     Merge or consolidate with or into any other
entity or enter into any agreements relating thereto;

                          (h)     Accelerate the collection of accounts
receivable or decelerate the payment of accounts payable relating to the business of the Division;

                          (i)     Other than in the ordinary course of
business, make any distribution of the Division's assets to Seller or Seller's shareholders;

                          (j)     Guarantee or otherwise accommodate the
obligation of any person in connection with the business of the Division except as results from the endorsement of negotiable instruments in the ordinary course of business;

                          (k)     Enter into any agreement or commitment
relating to the business of the Division to (i) purchase or sell goods or services having a purchase price exceeding $100,000 or other than in the normal and usual course of the Division's business, (ii) make any capital expenditure in excess of $50,000 or other than in the normal and usual course of the Division's business or (iii) incur any material obligation or liability other than in the normal and usual course of the Division's business; or

                          (l)     Take any action or agree, in writing or
otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 2.1 hereof untrue or incorrect.

                 3.3 AFFIRMATIVE COVENANTS OF SELLER. Between the date hereof and the date of the Closing, except as otherwise consented to or approved by Buyer in writing, Seller will:

                          (a)     Make available to Buyer and its counsel,
accountants and other representatives for examination at reasonable times during normal business hours all corporate and financial books and records of the Division, the Division's operating facilities, the Division's customers and all other matters reasonably considered by Buyer to be relevant to the Division's business and affairs of the Division;

                          (b)     Operate the business of the Division
substantially as currently operated and only in the usual and ordinary course, and consistent with that operation Seller will use commercially reasonable efforts to preserve intact the Division's present business organization and goodwill of the Division's employees, customers, suppliers and others having business relations with the Division;

                          (c)     Maintain the Division's books of account,
records and files substantially in the same manner as they are maintained as of the date of this Agreement and make no change in accounting principles from those followed in the preparation of the Financial Statements;

                          (d)     Maintain the Assets in customary repair,
order and condition, normal wear and tear excepted, replace all items of machinery and equipment at time intervals consistent with past practice and repair or replace, consistent with past practice, any of the Assets that may be damaged or destroyed;

                          (e)     Maintain and enforce existing policies of
insurance or substitute policies providing reasonably comparable insurance coverage in amounts not less than those in effect on the date of this Agreement;

                          (f)     Pay obligations under all contracts,
agreements, leases, commitments, understandings, franchises, licenses or similar arrangements relating to the business of the Division consistent with past practice; and

                          (g)     Take all required corporate action to
effectuate the transactions contemplated by this Agreement.

                 3.4 PAYMENT OF LIABILITIES. Seller agrees that following the Closing Seller shall continue to pay Seller's liabilities other than the Assumed Liabilities as they may become due. The foregoing covenant shall be for the benefit of Buyer and shall not be deemed to give any third party rights under this Agreement.

                 3.5 EXCLUSIVITY. Unless and until this Agreement is terminated pursuant to Section 5.6, Seller agrees to deal exclusively with Buyer with respect to the subject of the matter of this Agreement and to refrain from any discussions with any other persons expressing an interest in acquiring Seller or its assets.

                                  ARTICLE IV.

                               Covenants of Buyer
                               ------------------

                 4.1 INDEMNITY. Buyer agrees to defend, indemnify and hold Seller harmless from and against any Losses, (a) resulting from any misrepresentation or breach of warranty or covenant on the part of Buyer made herein or pursuant hereto including without limitation the failure to pay, perform or discharge the Assumed Liabilities or (b) relating to or arising from Buyer's possession, use, operation or sale of any of the Assets or from Buyer's possession, use, operation, manufacture or sale of any products incorporating the Assets or relating to or arising from Buyer's operation of the Division's business, including without limitation any product liability claim, claim for the breach of any express or implied warranty, and any other claim of whatever nature (and all damages resulting therefrom) which may be made in connection with the design, manufacture, installation, sale, use and/or service of such products by Buyer or its agents or designees or by the operation of the Division's business after the Closing Date. As soon as reasonably practicable after receipt by Seller of notice of any claim that, in the judgment of Seller, may give rise to any Loss for which Seller would be entitled to indemnification pursuant to this Section 4.1, Seller shall deliver to Buyer a notice describing in reasonable detail such claim. Upon receipt of a notice from Seller of such claim, Buyer may assume the defense thereof with counsel reasonably satisfactory to Seller. Seller shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by Seller shall be at the expense of Buyer only if either (i) Buyer shall have failed, within 30 days after having been notified of the existence of the claim, to assume the defense thereof or (ii) the employment of such counsel has been specifically authorized by Buyer. So long as Buyer is reasonably contesting such claim in good faith, Seller shall not pay or settle any such claim. Notwithstanding the foregoing, Seller shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnification therefor by Buyer. If Buyer does not notify Seller within 30 days after receipt of Seller's notice of a claim of indemnification hereunder that Buyer elects to undertake the defense thereof, Seller shall have the right to contest, settle or compromise the claim at the expense of Buyer, subject to the consent of Buyer which consent shall not be unreasonably, withheld, conditioned or delayed. After the consummation of the Closing, Seller shall not assert any claim against Buyer for a breach of Seller's representations, warranties or covenants under this Agreement other than by reason of the indemnification obligations of Buyer pursuant to this Section 4.1 and Seller shall not assert any claim against any officer, director, shareholder or other beneficial owner of Buyer or American Precision Industries Inc. arising out of any such breach.

                 4.2 EMPLOYEES. Buyer agrees to offer employment to all or substantially all of the Division's employees (the "Hired Employees") with the salary or wages and benefits comparable to those which the Division's employees now receive. The covenants contained in this Section shall not be deemed to require Buyer to retain any Hired Employees for any period of time or at any particular salary or wage level following Closing; provided, however, that Buyer and Seller intend that the transactions contemplated by this Agreement will not trigger the application of the Worker Adjustment and Retraining Notification Act. Effective as of the Closing, Buyer shall assume all rights, obligations and liabilities of Seller under the existing contracts (the "Existing Medical Contracts") between Seller and PruCare (HMO and Indemnity), Kaiser Permanente (HMO), and Safeguard (Dental Plan) with respect to (i) Hired Employees and (ii) the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA") as they pertain to former employees of the Division whose termination of employment coincides with or precedes the Closing; provided, however, that for purposes of such Contracts, the Hired Employees shall not be treated as having terminated employment by reason of the transactions contemplated by this Agreement. Notwithstanding the preceding sentence, Buyer assumes no obligation or liability in connection with such Existing Medical Contracts and COBRA requirements (i) that was required to be performed or satisfied at or before the Closing; (ii) that arises from a default under or violation of such Existing Medical Contracts or COBRA requirements or any other applicable law before the Closing; or (iii) that relates to Seller's obligation to pay premiums or other amounts with respect to such Existing Medical Contracts for any period before the Closing except to the extent if any specified in the Closing Balance Sheet. Buyer also agrees to provide continued health plan coverage for the employees and dependents listed on Exhibit 4.2 of this Agreement until the date listed opposite each individual's name (the "Continuation Period"), with such employees and dependents paying 102% of the applicable premiums for such coverage, to the extent that Buyer's medical coverage allows such continued coverage; provided, however, that the premiums for such coverage shall be collected by the Seller and remitted in advance to Buyer for so long as it is possible for Seller to do so during the Continuation Period. Following the expiration or other termination of the Existing Medical Contracts, Buyer shall use its best efforts to obtain medical coverage which allows the continued coverage pursuant to the preceding sentence, provided that such continued coverage does not increase by more than a de minimis amount the costs under Buyer's general medical coverage. The covenants contained in this Section shall not be deemed to give any third party rights under this Agreement.

                                   ARTICLE V.

                                    Closing
                                    -------

                 5.1 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller to Close shall be subject to satisfaction of the following conditions:

                          (a)     REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of Buyer set forth in Section 2.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though those representations and warranties have been made at and as of that time, and Seller shall have received at the Closing a certificate signed by a duly authorized officer of Buyer to that effect.

                          (b)     NO LITIGATION.  There shall not have been
instituted or threatened on or before the Closing any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

                          (c)     PURCHASE PRICE.  The considerations required
to be paid at the Closing pursuant to Section 1.4 shall have been paid.

                          (d)     ESCROW AGREEMENT.  Buyer and Escrow Agent
shall have executed and delivered the Escrow Agreement.

                          (e)     ASSUMPTION OF LIABILITIES.  Buyer shall have
duly executed and delivered to Seller the Assignment and Assumption Agreement.

                          (f)     OPINION OF COUNSEL.  Seller shall have
received an opinion of Jaeckle, Fleischmann & Mugel, counsel to Buyer, dated the date of the Closing and in form and substance reasonably satisfactory to Seller and its counsel to the effect that:

                                  (1)      Each of Buyer and American Precision
Industries, Inc. ("API") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and Delaware, respectively, and has all requisite corporate power to own, lease and operate its properties and carry on its business as it is now being conducted.

                                  (2)      The execution of this Agreement by
each of Buyer and API and consummation by each such party of the transactions contemplated herein do not and will not violate any provision of each such party's Certificate of Incorporation or By-Laws or any law, regulation or ordinance, known to us, to which each such party is subject and, to counsel's knowledge, do not and will not violate any provision of any agreement, permit, license, instrument, order, award, judgment or decree to which each such party is a party or by which it is bound.

                                  (3)      Each of Buyer and API has taken all
action required by law, its Certificate of Incorporation and By-Laws to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency or similar laws and discretion of courts to grant or deny equitable remedies.

                                  (4)      This Agreement has been duly
executed and delivered by Buyer and API. The Escrow Agreement, Assignment and Assumption Agreement, and License Agreement have been duly executed and delivered by Buyer.

                 5.2 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligations of Buyer to Close shall be subject to satisfaction of the following conditions:

                          (a)     REPRESENTATIONS, WARRANTIES AND COVENANTS.
The representations and warranties of Seller sets forth in Section 2.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though those representations and warranties had been made at and as of that time, the covenants contained in Sections 3.2 and

3.3 hereof shall have been performed, and Buyer shall have received at the Closing a certificate signed by a duly authorized officer of Seller to that effect.

                          (b)     NO LITIGATION.  There shall not have been
instituted or threatened any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

                          (c)     CONVEYANCES.  Seller shall have duly executed
and delivered to Buyer the Assignment and Assumption Agreement and instruments reasonably satisfactory in form and substance to Buyer and its counsel conveying good title to all of the Assets, free and clear of all liens, encumbrances and security interests.

                          (d)     CONSENTS.  Any and all consents listed or
required to be listed under Exhibit 2.1(d), including, without limitation, the consents necessary for the assignment to Buyer of the Essential Contracts, shall have been duly executed by the person or entity required to consent and shall have been delivered to Buyer by Seller.

                          (e)     ESCROW AGREEMENT.  Seller and Escrow Agent
shall have executed and delivered to Buyer the Escrow Agreement.

                          (f)     LICENSE OF KETEMA NAME.  Seller shall have
granted Buyer a five year royalty free license to use the Ketema name in the form annexed hereto as Exhibit 5.2(f) (the "License Agreement").

                          (g)     LIABILITY INSURANCE.  Seller shall have
renewed its product liability insurance for the period beginning March 1, 1996 and ending February 28, 1997 and caused the insurer to affirmatively insure Seller's indemnification obligations to Buyer under this Agreement for product liability claims. In addition, Buyer shall have been named as an additional insured with respect to Seller's product liability insurance policy and Seller's comprehensive general liability insurance policy. Insurance certificates evidencing Seller's compliance with this covenant shall be delivered to Buyer at or prior to the Closing.

                          (h)     OPINION OF COUNSEL.  Buyer shall have
received an opinion of counsel to Seller reasonably satisfactory to Buyer ("Counsel"), dated the date of the Closing and in form and substance reasonably satisfactory to Buyer and its counsel to the effect that:

                                  (1)      Seller is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties and carry on its business as it is now being conducted.

                                  (2)      The execution of this Agreement by
Seller and consummation by it of the transactions contemplated herein do not and will not violate any provision of Seller's Certificate of Incorporation or By-Laws or any law, regulation or ordinance, known to us, to which Seller is subject and, to Counsel's knowledge, do not and will not violate any provision of any agreement, permit, license, instrument, order, award, judgment or decree to which Seller is a party or by which it is bound.

                                  (3)      Seller has taken all action required
by law, its Certificate of Incorporation and By-Laws to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and subject to the application of the equitable principles and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

                                  (4)      This Agreement, the Escrow
Agreement, Assignment and Assumption Agreement, License Agreement and the other instruments referenced in Section 5.2(c) above have been duly executed and delivered by Seller.

                                  (5)      To Counsel's knowledge, there are no
claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or overtly threatened against Seller or to which Seller is a party in connection with the Division's operations or judgments, orders, writs, injunctions or decrees of any court or administrative agency involving Seller in connection with the Division's operations or affecting the Assets.

                          (i)     EMPLOYMENT AGREEMENTS.  Buyer shall have
entered into employment agreements in form and content satisfactory to Buyer with the following employees of Seller: Walter T. Czaus, George F. Malina, William R. Fuess, William H. Gregg, Tony L. Rose, Joseph B. Huber and Ranjan S. Patankar.

                          (j)     FINANCIAL STATEMENTS.  Seller shall have
delivered to Buyer, to the extent prepared and available, the Seller's Financial Statements and the Division's Financial Statements. The unaudited Division Financial Statements for the year ended February 29, 1996 shall indicate an "operating profit" for the Division of not less than $1,600,000 with such operating profit being calculated in accordance with the Heat Transfer Accounting Practices.

                 5.3 TIME AND PLACE. The closing hereunder (the "Closing") shall, unless the parties agree to another date or place, take place at the offices of Jaeckle, Fleischmann & Mugel, 800 Fleet Bank Building, 12 Fountain Plaza, Buffalo, New York 14202, at 10:00 A.M. on April 1, 1996 (the "Closing Date").

                 5.4 BEST EFFORTS TO SATISFY CONDITIONS. Each party shall use its best efforts to secure promptly the satisfaction of the conditions to Closing.

                 5.5 WAIVER OF CONDITIONS. Seller and Buyer may, at their respective options, waive any conditions to their respective obligations to Closing.

                 5.6 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                          (a)     by written agreement of the parties hereto;

                          (b)     by Buyer, if there has been a violation or
breach by Seller of any of its agreements, representations or warranties contained in this Agreement which has not been waived by Buyer in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Buyer impossible and such condition has not been waived by Buyer in writing;

                          (c)     by Seller if there has been a violation or
breach by Buyer of any of its agreements, representations or warranties contained in this Agreement which has not been waived by Seller in writing or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Seller impossible and such condition has not been waived by Seller in writing; and

                          (d)     by any party hereto if the Closing shall not
have occurred on or before July 1, 1996 (provided, however, that a party may not elect to terminate this Agreement pursuant to this Section 5.6(d) if the Closing shall not have occurred as a result of such party's violation or a breach of its agreements, representations and warranties contained in this Agreement).

                 5.7 PROCEDURE UPON TERMINATION. In the event of termination by Buyer or by Seller pursuant to Section 5.6 hereof, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated as provided herein:

                          (a)     Each party, if requested, will redeliver all
documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                          (b)     All confidential information received by any
party hereto with respect to the business of any other party shall not be used or disclosed to another person to the detriment of any other party; and

                          (c)     No party hereto and none of their respective
directors, officers, stockholders, affiliates or controlling persons shall have any liability or further obligation to any other party to this Agreement, except that each party hereto shall remain liable for any claims arising as a result of any misrepresentation or breach of warranty or covenant by such party under this Agreement which occurs prior to the date of termination of this Agreement.

                                  ARTICLE VI.

                                 Other Matters
                                 -------------

                 6.1      INTENTIONALLY DELETED.

                 6.2 ANNOUNCEMENTS. No press releases, announcements, or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made to the press, employees, customers, suppliers or any other person without the joint approval of Buyer and Seller, except for any public disclosure which each such party in good faith determines is required by law (in which case such party will consult with the other party prior to such disclosure).

                 6.3      NON-COMPETITION.

                          (a)     The parties recognize that the value of the
business being purchased by Buyer is dependent upon the particular method in which Seller has conducted the business of the Division and the contacts of Seller with customers of the Division and that Buyer is entering into this transaction with a view toward that value. Accordingly, Seller hereby agrees that, for a period of five years following Closing, it shall not directly or indirectly:

                                  (1)      Have any interest (financial or
otherwise) in, or accept employment from, or serve in any capacity (such as owner, investor, principal, agent, consultant, partner or otherwise) with, any person or entity (other than Buyer) which is engaged in the business of selling or distributing any of the types of products that were manufactured or distributed by the Division at any time prior to the Closing

(collectively, the "Products") within the continental United States, or

                                  (2)      Sell to or solicit purchases of
Products by customers who were customers of Seller at the time of the Closing or during the five-year period prior thereto.

                          (b)     The provisions of Section 6.3(a) shall not be
deemed to prohibit or restrict Seller from passive ownership, in the aggregate beneficially or of record, of 5% or less of any class of outstanding securities of a company the securities of which are listed on a national securities exchange or are publicly traded on the Nasdaq National Market. Notwithstanding any of the foregoing provisions of this Section 6.3, nothing herein shall preclude Seller from acquiring a business (a "Non-Competing Business") a component of which is engaged in a business the same as or substantially similar to or in competition with the Division, provide that (i) the gross revenues of any such component do not exceed 20% of the gross revenues of such Non-Competing Business and (ii) Seller shall divest such component within two years thereafter (provided such two-year period ends prior to the fifth anniversary of the Closing Date); provided, however, that nothing contained in this Section 6.3(b) shall be construed as permitting Seller to directly or indirectly (through a Non-Competing Business or otherwise) use the Ketema name in connection with the sale or distribution of Products at any time prior to the fifth anniversary of the Closing Date.

                          (c)     Seller acknowledges that the identity of the
customers of the Division, the engineering drawings and know-how of Seller with respect to the Division and the pricing policies, sales and marketing strategies, employee training practices and other operating practices of Seller with respect to the Division (collectively the "Information") are confidential and valuable proprietary information which are included in the Assets purchased by Buyer. Seller will not, without the prior written consent of Buyer, unless compelled to disclose by judicial or administrative process or by other requirements of law, disclose any Information to any person or entity, except to the extent that such Information can be shown to have been in the public domain other than as a result of a disclosure by Seller or its officers, directors, employees or agents. Seller will transfer to Buyer at the Closing, and will not retain, any of its copies, documents, manuals, summaries, memos, notes, computer programs, disks, and database information in any form containing any of the above described customer identities, engineering drawings and know-how, policies, strategies and employee training and operating practices.

                          (d)     Seller recognizes that its failure to comply
with the provisions of this Section 6.3 shall cause irreparable harm to Buyer and that money damages alone would be insufficient to compensate Buyer. Seller therefore agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Seller (with requiring Buyer to prove any damages or post any bond) in the event of actual or threatened breach of any of the provisions of this Section. Any such relief shall not preclude Buyer from seeking any other relief at law or equity with respect to any such claim.

                          (e)     If any provision of this Section is deemed to
be in violation of law or unenforceable for any reason, the remainder of this Section shall remain in full force and effect and shall continue to be binding upon Seller, and the parties agree that the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the parties as expressed herein and the reasonable business needs and expectations of Buyer in purchasing the Assets, including the goodwill of the Division's customers.

                 6.4 PRODUCT LIABILITY INSURANCE. Seller shall maintain its product liability insurance policy covering its discontinued operations at the Division (i) at least through February 28, 1997 and (ii), subject to the following conditions, for an additional year thereafter (i.e., through February 28, 1998); provided, however, that if Seller determines that its maintenance of such coverage during such additional year will result in an increase of its insurance premiums (the "Premium Increase"), then it will notify Buyer of the amount of the Premium Increase (the "Insurance Notice") at least 30 days prior to February 28, 1997 (in which event, Seller shall not be obligated to maintain such coverage for such additional year unless Buyer sends written confirmation to Seller, within 15 days after Buyer's receipt of the Insurance Notice, that Buyer will pay to Seller when due one-half (1/2) of the amount of the Premium Increase). Seller's obligation to maintain product liability insurance hereunder does not require Seller to maintain such insurance after Seller is liquidated or dissolved; provided, however, that if Seller is liquidated or dissolved during a policy year, then Seller shall continue such coverage for the remainder of such policy year if (i) its insurance carrier agrees to so continue such insurance and (ii) such continuance will not result in the payment of an additional premium to such carrier (unless Buyer agrees to pay such additional premium). The policy shall affirmatively insure Seller's indemnity obligations to Buyer under this Agreement for product liability claims and name Buyer as an additional insured. Seller shall furnish an insurance certificate to Buyer evidencing Seller's compliance with this covenant within ten days after the due date of any premium payment required by the terms of the policy.

                 6.5 GUARANTY OF RECEIVABLES. Seller agrees that if Buyer does not receive payment, for bad debt reasons and exclusive of warranty reasons, on account of any Account Receivable within six months of Closing Date, Buyer shall have the right for 30 days thereafter to assign such unpaid Account Receivable to Seller, upon notice to Seller and delivery of documentation sufficient to identify the Account Receivable and to establish that Seller is obligated to repurchase it in accordance with this Section, and Seller shall, upon such assignment, promptly pay to Buyer the full amount of such unpaid Account Receivable; provided, that after each such assignment, Buyer shall not make any future sales to the affected customer without Seller's approval until such time as Seller has been paid in full by such customer in respect of such assigned Account Receivable or such customer's obligation to pay such Account Receivable is discharged either in a judicial proceeding or with Seller's consent.

                          In addition, in no event shall Seller be obligated to
pay Buyer in respect of any other unpaid Account Receivable that is not assigned to Seller as provided in this Section within 60 days following notice from Buyer to the customer in respect of such Account Receivable that Buyer intends to terminate future sales to such customer and then only provided Buyer terminates all future sales to customer. In such event, and notwithstanding the provisions of the immediately preceding paragraph, Buyer shall be entitled to assign any such Account Receivable to Seller during such 60 day period (along with the documentation specified in the immediately preceding paragraph) and Seller shall pay to Buyer the full amount of such Account Receivable on the earlier of (i) the date six months after the Closing Date or (ii) the date Seller obtains payment on such Account Receivable from the customer owing such Account Receivable.

                          It shall be a condition to Seller's obligations under
this Section that Buyer shall cause any monies received after the Closing Date by Buyer from any customer whose Accounts Receivable were included in the Assets to be applied to the invoices specified with the payment. If an invoice is not specified, Buyer agrees to contact the customer to determine the application of the payment, provided that if Buyer sells to a customer, on a C.O.D. basis, any payments received from such customer shall be applied first to the oldest outstanding invoices.

                          To provide Seller with knowledge of uncollected
Accounts Receivable, at the end of each month following the closing date, Buyer agrees to furnish Seller, within 15 days following month-end, with a detailed listing of all Accounts Receivable which have not been collected or assigned to Seller.

                 6.6 WARRANTY SERVICES. The parties agree that Buyer shall be entitled, in its discretion, to provide warranty services with respect to products and services sold by the Division prior to Closing even if Buyer's costs (consisting of Buyer's labor, material and overhead costs and out of pocket expenses) incurred in providing such warranty services exceed the amount of the warranty reserve set forth on the Closing Balance Sheet.

                                  ARTICLE VII.

                                 Miscellaneous
                                 -------------

                 7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the parties shall survive the Closing; provided, however, that the representations and warranties of the parties shall only survive the Closing for a period of twelve months following the date of Closing and shall thereafter expire.

                 7.2 NO BROKER. Buyer represents to Seller and Seller represents to Buyer that neither has engaged or incurred any unpaid liability to any broker, finder or consultant in connection with this transaction. Seller will indemnify the Buyer and its directors, officers, shareholders and employees and will hold them harmless from and against any claims by any other broker, finder or consultant deemed to be engaged by Seller for a brokerage fee, finder's fee or the like. Buyer will indemnify Seller and its directors, officers, shareholders and employees and will hold them harmless from and against any claims by any broker, finder or consultant deemed to be engaged by Buyer for a brokerage fee, finder's fee or the like.

                 7.3 EXPENSE. The parties shall each pay all of their respective legal, accounting and other expenses incurred in connection with the transactions contemplated by this Agreement.

                 7.4 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and delivered personally or mailed by registered or certified mail return receipt requested, postage prepaid, addressed as follows or to such other address as a party shall specify for this purpose in a notice given in the same manner:

                          To Seller:

                                  Ketema, Inc.
                                  One Cherry Center, Suite 600
                                  501 South Cherry Street
                                  Denver, Colorado   80222
                                  Attention:  President


                          To Buyer:

                                  API Ketema Inc.
                                  c/o American Precision Industries Inc.
                                  2777 Walden Avenue
                                  Cheektowaga, New York   14225
                                  Attention:  President


                          Copies of notices to Seller shall be sent to:

                                  American Securities Capital Partners, L.P.
                                  122 East 42nd Street
                                  Suite 2400
                                  New York, New York   10168
                                  Attention:  Michael G. Fisch

                                  and

                                  Stroock & Stroock & Lavan
                                  Seven Hanover Square
                                  New York, New York   10004-2696
                                  Attention:  Stuart H. Coleman, Esq.


                          Copies of notices to Buyer shall be sent to:

                                  JAECKLE, FLEISCHMANN & MUGEL
                                  800 Fleet Bank Building
                                  12 Fountain Plaza
                                  Buffalo, New York   14202
                                  Attention:  James J. Tanous, Esq. and
                                              Tim C. Loftis, Esq.


Any notice given pursuant to this Section shall be deemed given when personally delivered or three days after mailing.

                 7.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns but may not be assigned by a party without the written consent of the other party.

                 7.6 ENTIRE AGREEMENT. This instrument contains the entire Agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the transactions contemplated herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party to be charged therewith.

                 7.7 CHOICE OF LAW. This Agreement shall be interpreted under the internal laws of the State of New York without regard to the conflicts of law principles thereof.

                 7.8 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver must be in writing and signed by the party entitled to performance.

                 7.9 POST-CLOSING COOPERATION. After Closing, each of the parties agrees that, at the reasonable request of another party, it will take such actions and furnish such additional documents and instruments as may be necessary or reasonably desirable to better effectuate the transactions contemplated by this Agreement.

                 7.10 COUNTERPARTS. This Agreement may be executed in counterparts and will be effective when at least one counterpart has been executed by each party hereto. This Agreement may be executed in duplicate originals, each of which shall be deemed to be an original instrument. All such counterparts and duplicate originals together shall constitute but one Agreement.

                 7.11 AFFILIATES. For the purposes of this Agreement, "Affiliates" shall mean Seller and any person, company or entity that directly or indirectly controls, is controlled by or is under common control with Seller.

                 7.12 RISK OF LOSS. During the period between the date hereof and the date of Closing, the risk of loss shall be on Seller and Seller shall continue to carry the fire and extended coverage insurance on the Assets at the full replacement cost thereof. In the event that any of the Assets are destroyed or damaged requiring repairs costing in excess of $50,000.00 and are not restored to their present condition by the date of Closing, Buyer may either accept title to the Assets and receive the benefit of all insurance monies recovered or recoverable by Seller on account of such destruction or damage, or terminate this Agreement (without penalty or liability hereunder). Any damage to the Assets requiring repairs costing $50,000.00 or less shall be repaired by Seller prior to the date of Closing. If any portion of the Assets is impaired, confiscated, condemned or otherwise taken pursuant to a condemnation proceeding prior to the Closing, the proceeds from such condemnation proceeding shall be used by Seller to restore the Assets to their present condition by the date of Closing; provided, however, that if any such condemnation proceeding results in a material adverse change in the Assets and the Assets cannot be restored as described above, then Buyer may either (i) terminate this Agreement (without penalty or liability hereunder) or (ii) proceed to Closing hereunder (in which event Buyer shall receive the benefit of all proceeds recovered or recoverable by Seller in connection with any such condemnation proceeding).

                 7.13 KNOWLEDGE. As it pertains to Seller, the phrases "to the best knowledge" or "to the knowledge" or derivatives thereof shall mean the knowledge that (i) the parties listed on Exhibit 7.13(i) actually have and (ii) the parties listed on Exhibit 7.13(ii) would have had presuming that such parties had undertaken a reasonable investigation and due inquiry with regard to each particular matter qualified by such phrases.

                 7.14 ACCESS TO BOOKS AND RECORDS; REMOVAL OF NON-DIVISION RECORDS. Seller shall have the right for a period of five years following the Closing of reasonable access (during Buyer's normal business hours) to such books and records as are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding Seller's involvement in the business of the Division prior to the consummation of the Closing, for complying with its obligations under applicable tax, employment or other laws and regulations, and for the purpose of performing its obligations and enforcing its rights under this Agreement. If Buyer proposes to dispose of any such materials during such five year period, Buyer shall first notify Seller of its intention to dispose of such materials, and Seller shall have the right for a period of 30 days after such notice is given to pick up such materials during normal business hours at their place of storage. If Seller fails to pick up such materials during such 30 day period, then Buyer shall be free to dispose of such materials in such manner as Buyer deems appropriate. In addition, Seller shall either prior to Closing or within 60 days thereafter (during normal business hours) remove from the Real Property any of Seller's book and records not transferred to Buyer hereunder (the "Excluded Records"). If Seller fails to remove the Excluded Records within 60 days after the Closing Date, then Buyer may thereafter dispose of such records at Seller's expense, provided Buyer shall first have given Seller at least 10 days prior written notice of its intention to dispose of the Excluded Records.

                 7.15 PW AUDIT. Seller shall provide reasonable cooperation to Buyer's auditors, Price Waterhouse L.L.P. ("PW"), in connection with PW's examination of the Division's financial statements for the two fiscal years ended February 29, 1996, for purposes of preparing financial statements required to be filed by American Precision Industries Inc. with the Securities Exchange Commission.

                 IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.


                 SELLER:                   KETEMA, INC.


                                           By:  /s/ Robert C. Tomz
                                                -----------------------------
                                                Name: Robert C. Tomz
                                                      -----------------------
                                                Title: VP & CFO
                                                       ----------------------

                 BUYER:                    API KETEMA INC.

                                           By:  /s/ John M. Murray
                                                -----------------------------
                                                Name: John M. Murray
                                                      -----------------------
                                                Title: Vice President
                                                       ----------------------

                                    GUARANTY
                                    --------

                 FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, American Precision Industries Inc., a Delaware corporation with offices located at 2777 Walden Avenue, Cheektowaga, New York 14225, hereby guarantees the payment and performance in accordance with their terms of the obligations and liabilities of API Ketema Inc. ("Buyer") arising under the above Asset Purchase Agreement (the "Agreement").

                 The undersigned agrees that it shall be liable under this Guaranty to the same extent as if it and not Buyer had entered into the Agreement and as if it and not Buyer had performed or failed to perform Buyer's obligations under the Agreement. The undersigned agrees that Seller shall be entitled to take any action against the undersigned or Buyer in any order or concurrently as Seller may elect and shall not be required to resort to any other remedy which Seller may have. The undersigned hereby consents that Seller, from time to time and without notice to or further consent of the undersigned, may agree to modify or amend any term of the Agreement, without in any way affecting this Guaranty. This Guaranty shall be construed as a continuing, absolute and unconditional guaranty, and the obligations and liabilities of the undersigned shall not be conditioned or contingent upon the pursuit by Seller or any other person at any time of any right or remedy against Buyer or against any other person which may be or become liable in respect of the Agreement.

                 No delay in exercising or failure to exercise any option, right, power or privilege hereunder by Seller shall operate as a waiver thereof; nor shall any single or partial exercise of any such option, power, right or privilege preclude any other further exercise of such option, power, right or privilege. No waiver by Seller of any of its options, powers, rights or privileges shall be effective unless the same shall be in writing, duly executed by Seller, and each such waiver, if any, shall apply only with respect to the specific instance involved.

                 The undersigned hereby waives demand for performance, and any other notice or condition precedent to action against the undersigned for the performance of this Guaranty.

                 IN WITNESS WHEREOF, this Guaranty has been executed the day and year first above written.

                                         AMERICAN PRECISION INDUSTRIES, INC.

                                         By: /s/ John M. Murray
                                             ---------------------------------
                                         Title: Vice President - Finance
                                                ------------------------------